Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-271970

March 4, 2024

Intapp Announces Launch of Secondary Offering of Common Stock

PALO ALTO, Calif., March 4, 2024 (GLOBE NEWSWIRE) – Intapp, Inc. (NASDAQ: INTA) (the “Company”), a leading global provider of AI-powered software for professionals in advisory, legal, and capital markets firms, today announced that certain entities affiliated with Great Hill Equity Partners IV, L.P. (together with its affiliates, the “Selling Stockholder”) intend to offer an aggregate of 7,000,000 shares of the Company’s common stock in an underwritten public offering (the “Offering”). The Selling Stockholder will receive all of the proceeds from the Offering. The Company will not sell any shares of its common stock in the Offering and will not receive any proceeds from the sale by the Selling Stockholder of shares of the Company’s common stock in the Offering. The Company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “INTA.”

The underwriter has a 30-day option to purchase up to an additional 1,050,000 shares of the Company’s common stock from the Selling Stockholder at the public offering price, less underwriting discounts and commissions.

J.P. Morgan is acting as the underwriter and sole book-running manager for the Offering.

The underwriter may offer the shares of common stock purchased from the Selling Stockholder from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The Offering is being made pursuant to an automatically effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on May 16, 2023, to which this communication relates. The Offering will be made only by means of a free writing prospectus, a prospectus supplement and an accompanying prospectus that form a part of the registration statement. Before you invest, you should read the prospectus included in the registration statement, the documents incorporated by reference therein, the free writing prospectus, the prospectus supplement and any other documents that the Company may file with the SEC for more complete information about the Company and the Offering, when available, by visiting the SEC’s website at http://www.sec.gov. Copies of the prospectus supplement, when available, and accompanying prospectus relating to the Offering may be obtained from: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204 or email: prospectus-eq_fi@jpmchase.com.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Intapp

Intapp helps professionals unlock their teams’ knowledge, relationships, and operational insights to increase value for their firms. Using the power of Applied AI, we make firm and market intelligence easy to find, understand, and use. With Intapp, professionals can apply their collective expertise to make smarter decisions, manage risk, and increase competitive advantage. The world’s top firms — across accounting, consulting, investment banking, legal, private capital, and real assets — trust Intapp’s industry-specific solutions to drive new growth and multiply opportunity.

Forward-Looking Statements

This press release contains express and implied “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing, proposed size and terms and success of the Offering. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “would,” “should,” “could,” “can,” “predict,” “potential,” “target,” “explore,” “continue,” “expand,” “outlook” or the negative of these terms, and similar expressions intended to identify forward-looking statements. By their nature, these statements are subject to numerous uncertainties and risks, including factors beyond our control, that could cause actual results, performance, or achievement to differ materially and adversely from those anticipated or implied in the statements, including: changes in market conditions; that the size of the Offering could change or the Offering could be terminated; satisfaction of the customary closing conditions of the Offering; delays in obtaining required stock exchange or other regulatory approvals; our ability to continue our growth at or near historical rates; our future financial performance and ability to be profitable; the effect of global events on the U.S. and global economies, our business, our employees, results of operations, financial condition, demand for our products, sales and implementation cycles, and the health of our clients’ and partners’ businesses; our ability to prevent and respond to data breaches, unauthorized access to client data or other disruptions of our solutions; our ability to effectively manage U.S. and global market and economic conditions, including inflationary pressures, economic and market downturns and volatility in the financial services industry, particularly adverse to our targeted industries; the length and variability of our sales cycle; our ability to attract and retain clients; our ability to attract and retain talent; our ability to compete in highly competitive markets, including AI products; our ability to manage additional complexity, burdens, and volatility in connection with our international sales and operations; our ability to incur indebtedness in the future and the effect of conditions in credit markets; the sufficiency of our cash and cash equivalents to meet our liquidity needs; and our ability to maintain, protect, and enhance our intellectual property rights. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and any subsequent public filings. Moreover, we operate in a very competitive and rapidly changing environment, and new risks may emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results or outcomes to differ materially from those contained in any forward-looking statements we may make. Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. We assume no obligation to update forward-looking statements to reflect events or circumstances after the date they were made, except as required by law.

Investor Contact

David Trone

Senior Vice President, Investor Relations

Intapp, Inc.

ir@intapp.com

Media Contact

Ali Robinson

Global Media Relations Director

Intapp, Inc.

press@intapp.com